CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use in the Statement of Additional Information constituting part of this Post-Effective Amendment No. 29 to the Registration Statement on Form N-4 (No. 333-69386) (the “Registration Statement”) of our report dated February 20, 2025 relating to the financial statements of The Penn Mutual Life Insurance Company and consent to the use in the Registration Statement of our report dated April 15, 2025 relating to the financial statements of each of the subaccounts of Penn Mutual Variable Annuity Account III indicated in our report. We also consent to the references to us under the heading “Experts” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

PricewaterhouseCoopers LLP

Philadelphia, Pennsylvania

April 16, 2025